Exhibit 99.1

PayPal Announces Departure of Chief Financial Officer John Rainey

Gabrielle Rabinovitch will serve as interim Chief Financial Officer upon Rainey’s departure

SAN JOSE, CA, April 12, 2022 – PayPal Holdings, Inc. (NASDAQ: PYPL) today announced the departure of John Rainey, PayPal’s Chief Financial Officer (CFO) and executive vice president, Global Customer Operations. After almost seven years at PayPal, Rainey is leaving the company to join Walmart Inc. as its CFO. To support an orderly transition, Rainey will remain at PayPal until late May.

PayPal’s Board of Directors has launched a formal search process to identify Rainey’s permanent replacement. PayPal’s Board of Directors has approved the appointment of Gabrielle Rabinovitch, senior vice president, Corporate Finance and Investor Relations, as interim CFO effective upon Rainey’s departure. The Global Customer Operations team will join the Risk, Legal and Customer Operations organization led by Executive Vice President Aaron Karczmer.

“On behalf of everyone at PayPal, I’d like to express my gratitude to John for his outstanding leadership, selfless partnership and financial stewardship. John has been an instrumental contributor to PayPal’s growth by helping lay the solid foundation that supports the company’s innovation, global presence and financial strength,” said Dan Schulman, president and CEO, PayPal. “We’re not surprised that one of the world’s top brands has recognized John and his contributions to building PayPal into one of the most innovative technology and financial services companies in the world. We are thrilled for him and we wish him all the best in his next chapter.”

“I am immensely proud of our achievements since I joined PayPal almost seven years ago,” said Rainey. “It has been an honor to work with Dan and the PayPal leadership team and so many exceptionally talented individuals as we grew and transformed the company into a true leader in the digital era. I am leaving knowing PayPal is well positioned for the future. Gabrielle Rabinovitch is an extremely well-respected and accomplished colleague, and she has my full confidence to assume the CFO role as the Board conducts its search.”

About PayPal

PayPal has remained at the forefront of the digital payment revolution for more than 20 years. By leveraging technology to make financial services and commerce more convenient, affordable, and secure, the PayPal platform is empowering more than 425 million consumer and merchant accounts in more than 200 markets to join and thrive in the global economy. For more information, visit paypal.com.

Investor Relations Contacts

Gabrielle Rabinovitch

grabinovitch@paypal.com

Ryan Wallace

ryanwallace@paypal.com

Media Relations Contacts

Amanda Miller

amandacmiller@paypal.com

Josh Criscoe

jcriscoe@paypal.com